                                   EXHIBIT 11.1


                                   FEMRX, INC.
                          (A development stage company)
               Statement Regarding  Computation of Net Loss Per Share
                      (In thousands, except per share data)
                                   (Unaudited)



                                                      Three Months Ended        Six Months Ended
                                                           June 30,                 June 30,
                                                      ------------------      --------------------
                                                       1996        1995         1996         1995
                                                     --------    -------      -------      -------
Net loss                                             $(1,945)    $  (496)     $(3,492)     $  (547)
                                                     -------     -------      -------      -------
                                                     -------     -------      -------      -------

Shares used in computing net loss per share:
    Weighted average shares of
      common stock outstanding                         8,704       1,388        5,444        1,356
    SEC staff accounting bulletin topic 4D               ---       4,755          ---        4,755
                                                     -------     -------      -------      -------
Total shares used in computing net loss per share      8,704       6,143        5,444        6,111

Net loss per share                                   $ (0.22)    $ (0.08)     $ (0.64)     $ (0.09)
                                                     -------     -------      -------      -------
                                                     -------     -------      -------      -------

Shares used in computing supplemental
  net loss per share :
    Weighted average shares of
      common stock outstanding                         8,704       1,388        5,444        1,356
    Weighted average shares of the assumed
      conversion of common stock and
      preferred stock from the date of
      issuance that were covered by SEC
      staff accounting bulletin topic 4D                 ---         169        1,817           95
                                                     -------     -------      -------      -------

Total shares used in computing supplemental net
loss per share:                                        8,704       1,557        7,261        1,451
                                                     -------     -------      -------      -------
                                                     -------     -------      -------      -------

Supplemental net loss per share                      $ (0.22)    $ (0.32)     $ (0.48)     $ (0.38)
                                                     -------     -------      -------      -------
                                                     -------     -------      -------      -------
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